Exhibit 21.1

List of Subsidiaries of DOR BioPharma, Inc.

Enteron Pharmaceuticals, Inc., a Delaware corporation

Corporate Technology Development, Inc., a Delaware corporation

Oral Solutions, Inc., a Delaware corporation

Formulation Technologies, Inc., a Delaware corporation

Intero Corp., a Delaware corporation

Magyer Pharmaceuticals, a Delaware corporation

Rx Eyes, Inc., a Delaware corporation

Orasomal Technologies, Inc., a Delaware corporation

Wisconsin Genetics, Inc., a Delaware corporation

Innovaccines Corp., a Delaware corporation

Endorex Newco, LTD, a Bermuda corporation